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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                    REXENE CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

        GUY P. WYSER-PRATTE AND SPEAR, LEEDS & KELLOGG
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................






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                                              MACKENZIE  PARTNERS, INC.
                                              156 FIFTH AVENUE
                                              NEW YORK, NY 10010
                                              212 929-5500
                                              FAX 212 929-0308


For further information contact:

Stanley J. Kay
MacKenzie Partners, Inc.
(212) 929-5940

FOR IMMEDIATE RELEASE:
----------------------

      Wyser-Pratte/Spear, Leeds & Kellogg Respond to Rexene's Announcement
                     Call 60-day Window Unreasonably Short
                    Plans to Call Special Meeting Unchanged

NEW YORK, NY -- January 3, 1997 -- Guy P. Wyser-Pratte, president of Wyser-Pratte & Co., Inc., and Fred Kambeitz, managing director at Spear, Leeds & Kellogg noted today's Wall Street Journal article which states that Rexene Corporation (NYSE:RXN) 'did an about-face and said its won't oppose future offers' of $16 per share 'so long as they are `fully-financed' and the transaction is completed in 60 days.' This statement apparently came from Rexene's amended filing with the Securities and Exchange Commission, in which Rexene's board said that it would not oppose a 'fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days.'

Responding to Rexene's reported 'about-face', Wyser-Pratte and Kambeitz stated that, 'we are gratified that the board of Rexene Corporation is beginning to respond to shareholder pressure to sell the Company for $16 per share and is no longer insisting that the Company be purchased through a tender offer.' Wyser-Pratte and Kambeitz further stated that 'although this is a good first step, Rexene's board must be aware that 60 days is an arbitrary and unreasonably short period of time to complete a cash merger transaction where the parties must: 1) negotiate and execute a merger agreement; 2) prepare proxy materials for Securities and Exchange Commission (SEC) review; 3) get proxy materials cleared by the SEC; 4) solicit proxies from shareholders; 5) hold a shareholders meeting to approve the transaction; 6) pay for the shares. Under these circumstances, 90 to 120 days is a more customary time period.' 'If Rexene's board is prepared to sell the company for at least $16 per share,' concluded Wyser-Pratte and Kambeitz, 'then the board should not hold up the value maximizing transaction over insignificant differences in the closing schedule.'

In a separate statement, Mr. Wyser-Pratte and Mr. Kambeitz also noted that while Rexene has expressed reservation about Huntsman's financial ability to consummate a cash offer to acquire all outstanding Rexene shares for approximately $300 million, on December 24, 1996, Texaco Inc. (NYSE: TX) announced that it had agreed to sell its last chemical

                                   -- more --


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plant to Huntsman for about $600 million. Mr. Wyser-Pratte and Mr. Kambeitz further pointed out that Texaco sold the bulk of its chemical business to Huntsman in 1994 for more than $1 billion.

Wyser-Pratte and Kambeitz cautioned shareholders that, notwithstanding the initial success of shareholder pressure on the board, that pressure must be maintained if a sale of the Company is to be consummated. Therefore, Wyser-Pratte & Co., Inc. and Spear, Leeds & Kellogg will continue the effort to call a special meeting to replace Rexene's current directors and to amend the Company's by-laws. They have mailed a letter and preliminary proxy statement asking shareholders to join them in calling this meeting and anticipate that a definitive proxy statement and accompanying gold agent designation card will be distributed to Rexene's stockholders this month.

                                     # # #

EDITORS NOTE: Copies of the full text of the letter and solicitation statement are available from MacKenzie Partners, Inc. at (800) 322-2885 (Toll Free) or by fax at (212) 675-0918.